Exhibit 99.1

First Quarter 2023 - Earnings Release

FOR IMMEDIATE RELEASE

From:  Heather H. Almond

           Uwharrie Capital Corp

           704-983-6181

Date:  April 27, 2023

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.05 billion at March 31, 2023, versus $1.02 billion at December 31, 2022. During the first quarter of 2023, the Bank experienced strong growth in both loans and core deposits due to continued confidence from our customers.

Net income for the three-month period ended March 31, 2023 was $2.0 million versus $801 thousand for the same period in 2022. For the three months ended March 31, 2023, net income available to common shareholders was $1.8 million, or $0.26 per share, compared to $662 thousand, or $0.09 per share, for March 31, 2022. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The year-over-year improvement in net income as of March 31, 2023 is due to improvement in margins related to rising interest rates during 2022.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.